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Exhibit 21

Subsidiaries of American Residential Investment Trust, Inc.

1. American Mortgage Network, Inc.
2. American Residential Holdings, Inc. ("Holdings")
3. American Residential Liberty, Inc. (wholly owned by Holdings).
4. American Residential Eagle, Inc.
5. American Residential Eagle 2, Inc.